Exhibit 3.1

FILED IN THE OFFICE OF ROSS MILLER Secretary of State State of Nevada	Document Number 20070689616-85 Filing Date and Time 10-09-2007 1:17 PM Entity Number E0702912007-9

ARTICLES OF INCORPORATION
(PURSUANT TO NRS 78)

1. NAME OF INCORPORATION	ENVIRO FUELS MANUFACTURING, INC.

2. RESIDENT AGENT NAME AND STREET ADDRESS: (must be a Nevada address which process may be served	ISL, Inc. 10 Bodie Drive Carson City, Nevada 89706

3. SHARES (number of shares corporation is authorized to issue)	Number of shares with par value: 100,000,000.00 Par value per share $0.001

4. Names & Addresses of the Board of Directors/Trustees: each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than directors/trustees	JOEL MARCUS 676 WEST PROSPECT ROAD FT. LAUDERDALE, FL 33309

5. Purpose: (optional: see instructions)
6. Name, address and Signature of Incorporator (attach additional page if more than 1 incorporator)	JOEL MARCUS 676 WEST PROSPECT ROAD FT. LAUDERDALE, FL 33309

7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. /s/ Beverly O. Porter Authorized Signature of R.A. or on behalf of R.A. 10/9/07 Date